YANGLIN SOYBEAN, INC REPORTS ROBUST REVENUE AND
EARNINGS GROWTH IN THE THIRD QUARTER 2008

•	Revenues increased 112% YoY to $48.7 million from $23.0 million

•	Gross profit rose 126% YoY to $3.4 million from $1.5 million

•	Net income increased 120% YoY to $2.7 million from $1.2 million

•	Full year revenue and net income exceeding guidance

Heilongjiang, China - November 17, 2008 - Yanglin Soybean, Inc. (OTC BB: YSYB) (“Yanglin” or the “Company”), a leading producer and processor of high-quality, non-genetically modified (non-GM) soybean products in China, today announced unaudited financial results for the third quarter and nine months ended September 30, 2008.

Financial Results Overview

Revenues for the third quarter of 2008 rose 112% year-over-year to $48.7 million, as compared to $23.0 million for the three months ended September 30, 2007. Revenues for soybean meal, soybean oil and salad oil continue to experience significant year-over-year growth at 156.4%, 46% and 86.7%, respectively.

“The impressive sales performance across our product lines speak to the strength of our underlying businesses and product portfolio,” said Mr. Shulin Liu, Yanglin's Chief Executive Officer. "These financial results are setting the stage for our performance for the 2008 year as well as our continued progress toward our long-term financial targets. We will introduce several new refined soybean oil products early next year to complement our existing products and generate additional sales.”

In the third quarter of 2008, sales of soybean meal, soybean oil and salad oil were $32.5 million, $11.2 million, and $5.0 million, accounting for 66.7%, 23% and 10.3% of total revenues, respectively.

Gross profit for the 2008 third quarter was $3.4 million, as compared to $1.5 million for the same quarter last year, reflecting a 126% year-over-year increase. Gross margin, as a percent of revenue, was 7.1% for the third quarter of 2008. This percentage compares favorably to the gross margin of 5.8% achieved in the second quarter of 2008 and the 6.6% in the year-ago quarter. Soybeans continue to account for over 90% of total raw material costs in our production process. Gross margin for soybean meals, our biggest revenue contributor, increased to 8.1% in the third quarter of 2008 compared to 4.4% in the year-ago quarter. Gross margin for soybean oil was 3.9% this quarter compared with 8.9% the third quarter in 2007. Gross margin of salad oil was 7.6% this quarter of 2008 compared with 10.3% the third quarter in 2007. The reason for the lower gross margins in soybean oil and salad oil was mainly due to the higher raw material cost (soybean) and delayed price hike on these products. However, during the third quarter, we have successfully increased our prices on soybean meal and passed on the higher costs to the customers. We continue to improve our product mix and focus on higher margin product sales.

Total operating expenses for the three months ended September 30, 2008 increased to $567,739, from $245,420 in the same period last year. Selling expenses for the 2008 third quarter were $ 61,756 as compared to $ 29,386 in the 2007 third quarter. General and administrative expenses for the 2008 third quarter were $505,983, as compared to $216,034 in the year-ago quarter. The increase of G&A expenses was mainly related to increased costs associated as a US publicly listed company and the Sarbanes-Oxley Act compliance project with Ernst & Young. The SOX 404 project is progressing well and we expect to finish by the end of the year. Total SG&A expenses accounted for 1.2% of total revenue in 2008 third quarter, as compared to 1.0% in the same period of 2007.

Income from operations for the third quarter of 2008 amounted to $2.87 million, an increase of 125% compared with operating income of $1.27 million in the same period in 2007. The operating income margin was 5.9% for the third quarter of 2008 as compared to 5.0% for the second quarter of 2008, and 5.5% for the year-ago quarter, respectively.

Interest expenses for the third quarter of 2008 amounted to $195,075, compared with $57,064 for the three months ended September 30, 2007.

Net income for the third quarter of 2008 totaled $2.70 million, or $0.07 per diluted share, compared to net income of $1.23 million, or $0.06 per diluted share in the same period one year ago. The year-over-year net income growth was 120%. As noted in our last quarter’s financial results, the disparity between the growth in net income and that of the diluted EPS is because of the large increase in the weighted average number of common stocks for the purpose of calculating EPS on fully diluted basis. The greater number of shares outstanding was caused by the issuance of a large number of preferred stocks and warrants in the financing closed in October 2007.

The Company continues to enjoy a tax holiday for the remainder of 2008, as we are recognized as a key leading enterprise in the agriculture industry by the Chinese government. As the new calendar year approaches, a review process is required to determine the Company’s tax-exempt status. The current corporate income tax rate in China is 25%. As a leading soybean processor in China and given that the soybean product market is highly protected by Chinese government, Yanglin expects to continue to receive favorable tax treatment from local and central government.

Balance Sheet

The Company's balance sheet at September 30, 2008 included cash and cash equivalents of $20.1 million, compared with $9.2 million at December 31, 2007. As the nature of the agriculture business, the receivables and payables are typically minimal. Total short-term loan was reduced from $12.3 million on December 31, 2007 to $4.4 million on September 30, 2008. The Company has net working capital of $31.8 million versus $20.2 million at December 31, 2007. Total shareholders' equity increased to $70.8 million as compared to $54.7 million on December 31, 2007.

As we are selling mostly a cash basis with ignorable accounts receivables, and customers usually pay in advance to secure supply from us, our cash flow status has always been healthy. In the third quarter, net cash provided by operating activities reached $19.8 million.

Business Outlook

“Earnings for our third quarter were better than forecast,” said Mr. Bode Xu, Chief Financial Officer.“With the strong performance in our first nine months, we are on track to exceed our full year revenue guidance US$240 million and net income guidance US$14 million.“

Conference Call

Management will conduct a conference call on Monday, November 17, 2008 at 8:30 A.M. Eastern Standard Time to discuss these results. A question and answer session will follow management's presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the Yanglin Soybean conference call: +1-877-407-9210 (North America) or +1-201-689-8049 (International).

A replay of the call will be available through Monday, November 24, 2008 until 11:59 P.M. Eastern Standard Time. For the replay, please call +1-877-660-6853 (North America) or +1-201-612-7415 (International) and use account Number: 286 and conference ID Number: 303291.

About Yanglin

Yanglin Soybean, Inc. is a leading non-genetically modified (non-GM) soybean processor in China. The Company manufactures soybean oil, salad oil and soybean meal with an annual processing capacity of 520,000 metric tons in 2008. The Company's products are sold directly to its customers or through distributors. Majority of Yanglin Soybean's customers are located in Northern China.

Forward Looking Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by the Company constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the company for growth, the Company's planned capacity expansion in 2008 and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the pharmaceutical industry, pricing and demand trends for the Company's products, changes to government regulations, risk associated with operation of the Company's new facilities, risk associated with large scale implementation of the company's business plan, the ability to attract new customers, ability to increase its product's applications, cost of raw materials, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Investors are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except number of share and per share data)

	Nine months ended September 30,		Three months ended September 30,
	2008	2007	2008	2007

Net sales	190,237	$92,218	$48,688	$23,025
Cost of sales	(175,551)	(85,089)	(45,254)	(21,508)

Gross profit	14,686	$7,129	$3,433	$1,517

Selling expenses	(181)	(98)	(62)	(29)
General and administrative
expenses	(1,751)	(927)	(506)	(216)

Income from operations	12,755	$6,104	$2,865	$1,271
Interest income	81	37	27	11
Interest expenses	(709)	(277)	(195)	(57)
Other expenses-donations	(14)	-	(0.1)	-

Income from operations before
income taxes	12,112	$5,864	$2,698	$1,226
Income taxes	-	-	-	-

Net income	12,112	$5,864	$2,698	$1,226

Foreign currency translation
adjustment	3,985	980	112	25

Comprehensive income	16,097	$6,844	$2,810	$1,250

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30, 2008	December 31, 2007
ASSETS	(Unaudited)	(Audited)
Current assets
Cash and cash equivalents	20,061	$9,210
Pledged deposits	484	500
Trade receivables	89	14
Inventories	2,415	17,884
Advances to suppliers	14,601	5,736
Prepaid VAT and other taxes	785	2,457
Other receivables	59	28

Total current assets	38,494	$35,829
Property, plant and equipment, net	22,797	22,563
Intangible assets, net	4,673	3,444
Prepaid deposits for equipment
and construction	11,929	8,896

TOTAL ASSETS	77,894	$70,733

LIABILITIES AND
STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	4,376	$12,305
Current portion of long-term bank
loans	54	47
Accounts payable	61	13
Other payables	88	44
Customers deposits	1,624	2,657
Accrued liabilities	457	521

Total current liabilities	6,660	$15,588
Long-term liabilities
Long-term bank loans	448	457

TOTAL LIABILITIES	7,109	$16,045

STOCKHOLDERS’ EQUITY
Preferred Stock - Series A $0.001 par	10	10
Common stock - $0.001 par value	20	20
Additional paid-in capital	38,179	38,179
Statutory reserves	3,491	3,491
Retained earnings	21,534	9,422
Accumulated other comprehensive
income	7,551	3,566

	70,785	$54,688

TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	77,894	$70,733

Contact

Yanglin Soybean, Inc.
Mr. Bode Xu
Chief Financial Officer
Email:  yanglin_bodexu@hotmail.com

Grayling Global
Eddie Cheung
Investor Relations
Tel: +1-646-284-9414
Email: echeung@hfgcg.com